Name of Registrant:
Templeton Russia and East European Fund, Inc.

File No. 811-08788

Exhibit Item No. 77C Matter Submitted to a Vote of Security Holders

The Annual Meeting of Shareholders of Templeton Russia and East European Fund, Inc. (the "Fund") was held at the Fund's offices, 300 S.E. 2nd Street, Fort Lauderdale, Florida, on August 19, 2011. The purposes of the meeting was to elect four (4) Directors and the ratification of the selection of PricewaterhouseCoopers LLP as the independent registered public accounting firm for the fiscal year ending March 31, 2012. At the meeting, the following persons were elected by the shareholders to serve as Directors of the Fund:
Harris J. Ashton, J. Michael Luttig, Larry D. Thompson and Constantine
D. Tseretopoulos.*  No other business was transacted at the meeting.

The results of the voting at the Annual Meeting are as follows:

Proposal 1. The election of four Directors:



                           % of        % of              % of     % of Shares
                          outstanding Shares          outstanding Present and
Term Expiring 2014 For      Shares     Voted Withheld   Shares      Voting
Harris J. Ashton  3,492,014  60.78%   88.49%  454,262    7.91%       11.51%
J. Michael Luttig 3,495,674  60.85%   88.58%  450,602    7.84%       11.42%
Larry D. Thompson 3,495,297  60.84%   88.57%  450,979    7.85%       11.43%
Constantine D.
Tseretopoulos     3,490,784  60.76%   88.46%  455,492    7.93%       11.54%

*Ann Torre Bates, Frank J. Crothers, Edith E. Holiday, Charles B. Johnson, Gregory E. Johnson, David W. Niemiec, Frank A. Olson and Robert E. Wade.

Proposal 2. The ratification of the selection of PricewaterhouseCoopers LLP as the independent registered public accounting firm for the fiscal year ending March 31, 2012.

           Shares Voted     % of Outstanding Shares    % of Voted Shares
For          3,885,443               67.63%                98.46%
Against         38,258                0.67%                 0.97%
Abstain         22,575                0.39%                 0.57%
Total        3,946,276               68.69%               100.00%